Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2018 RESULTS —
Adjusted Operating Income Best Since 2001

JASPER, IN (November 1, 2017) - Kimball International, Inc. (NASDAQ: KBAL) today announced the following results for the quarter ended September 30, 2017:

•	First quarter revenue was $169.5 million, a 3% decrease coming off of very strong prior year first quarter growth of 12%.

•	First quarter adjusted operating income was $16.0 million, or 9.4% of net sales, representing the best earnings since 2001.

•
First quarter GAAP net income was $11.0 million which was flat compared to the prior year first quarter, and exclusive of a prior year restructuring gain, net income increased 11% over prior year adjusted net income.

•	Quarterly return on capital equaled 23.2%, the best in the industry, where public data is available.

•	Quarterly dividend was increased to 7 cents per share, a 17% increase over the previous quarterly dividend and the fourth successive dividend increase in the last four years.

•	D’style, Inc. acquisition was announced today and is expected to close in the next 30 days.
Bob Schneider, Chairman and CEO, stated, “I am very pleased with our ability to convert lower sales into higher earnings for the first quarter. Our first quarter results reflect strong execution and focus on continuous improvement, as our 9.4% adjusted operating income excluding restructuring was the highest in over 15 years. Improved sales in the office verticals was offset by lower sales in our hospitality vertical, resulting in our consolidated revenue declining 3%. Our hospitality vertical revenues have historically fluctuated from quarter to quarter, and we expect second quarter revenues to increase substantially from the first quarter.”
Mr. Schneider continued, “I am also very excited by our pending acquisition of D’style, along with its subsidiary Allan Copley Designs. D’style, headquartered in Chula Vista, CA, is well-known and respected in the hospitality industry for providing public space furnishings and guest room accent pieces, and will be a natural fit with our existing hospitality brand. These offerings will also enable us to take advantage of the trend where hospitality, residential, and commercial designs are merging. D’style sells primarily in North America with prior calendar year sales of approximately $20 million. The acquisition is expected to be accretive to earnings in fiscal year 2018. We look forward to welcoming the D’style employees to the Kimball International team.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2017	September 30, 2016	Percent Change
Net Sales	$169,517	$174,996	(3%)
Gross Profit	$59,589	$58,687	2%
Gross Profit %	35.2%	33.5%
Selling and Administrative Expenses	$43,632	$43,227	1%
Selling and Administrative Expenses %	25.8%	24.6%
Restructuring Gain	$0	$(1,832)
Operating Income	$15,957	$17,292	(8%)
Operating Income %	9.4%	9.9%
Adjusted Operating Income *	$15,957	$15,460	3%
Adjusted Operating Income % *	9.4%	8.8%
Net Income	$10,957	$10,998	0%
Adjusted Net Income *	$10,957	$9,879	11%
Diluted Earnings Per Share	$0.29	$0.29
Adjusted Diluted Earnings Per Share *	$0.29	$0.26
Adjusted Return on Capital *	23.2%	25.5%
Adjusted EBITDA *	$19,911	$19,687

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

•
The 3% decline in net sales was partially driven by a decline in the hospitality vertical due to an unusual level of customer-requested shipping delays that pushed shipments out until next quarter. In addition, uncertainty surrounding the potential replacement of the Affordable Care Act is causing a delay in spending in the healthcare vertical. These declines were partially offset by increases in the government and education verticals, which increased as a result of increased focus on these vertical markets. Office furniture sales within verticals other than the hospitality vertical increased 2% compared to the prior year first quarter.

•
Orders received during the first quarter of fiscal year 2018 were down 7% from the prior year first quarter, coming off of very strong order growth in the prior year period. The order decline was driven by the healthcare and hospitality verticals, partially offset by an order increase in the government vertical. While hospitality orders received during the quarter declined, our total backlog of hospitality orders remains strong, and we are expecting strong hospitality revenues next quarter as the delayed shipments from the current quarter ship next quarter.

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First quarter gross profit as a percent of net sales improved 170 basis points over the prior year first quarter due to favorable shift in sales mix to higher margin product, productivity improvements, favorable price increases net of higher discounting, and decreased employee healthcare expenses.

•
Selling and administrative expenses in the first quarter increased 120 basis points as a percent of net sales and increased 1% in absolute dollars compared to the prior year first quarter. The increase in selling and administrative expense was primarily driven by higher marketing expenditures to grow the business, partially offset by lower incentive compensation.

•
No restructuring costs were incurred during the first quarter of fiscal year 2018. A net pre-tax restructuring gain of $1.8 million was recognized in the prior year first quarter, which included a gain on the sale of the Post Falls, Idaho facility and land after the completion of the restructuring plan that transferred metal fabrication production into existing production facilities in Indiana.

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The Company's 33.4% effective tax rate for the first quarter of fiscal year 2018 was lower than the prior year first quarter effective tax rate of 37.8%. The current year first quarter effective tax rate was favorably impacted by tax benefits from stock award vesting.

•
Operating cash flow for the first quarter of fiscal year 2018 was $7.0 million compared to operating cash flow of $13.0 million in the first quarter of the prior year, a decrease of $6.0 million. The decrease was primarily driven by changes in working capital balances, including an increase in inventory balances as a result of customer-requested shipping delays.

•
The Company's balance in cash, cash equivalents, and short-term investments was $97.8 million at September 30, 2017, compared to $98.6 million at June 30, 2017. The decrease was primarily due to capital expenditures of $6.6 million and the return of capital to share owners in the form of stock repurchases and dividends totaling $4.0 million, which more than offset $7.0 million of cash flows from operations.

•
Today the Company announced the pending acquisition of privately-held D’style, which is headquartered in Chula Vista, CA and has a manufacturing location in Tijuana, Mexico. The acquisition will expand the Company's hospitality offerings to public spaces beyond guest rooms, and will provide new mixed material manufacturing capabilities. The acquisition is expected to close in the next 30 days. The company will be purchased for $20.0 million, inclusive of a $2.2 million contingent earn-out. The purchase price is subject to certain post-closing working capital adjustments.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding restructuring; (2) net income excluding restructuring; (3) diluted earnings per share excluding restructuring; (4) return on capital excluding restructuring; and (5) EBITDA excluding restructuring. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes it is useful for investors to understand how its core operations performed without gains and expenses related to executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2017 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 2, 2017
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International's Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the first quarter ended September 30, 2017 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2017		September 30, 2016
Net Sales	$169,517	100.0%	$174,996	100.0%
Cost of Sales	109,928	64.8%	116,309	66.5%
Gross Profit	59,589	35.2%	58,687	33.5%
Selling and Administrative Expenses	43,632	25.8%	43,227	24.6%
Restructuring Gain	0	0.0%	(1,832)	(1.0%)
Operating Income	15,957	9.4%	17,292	9.9%
Other Income, net	489	0.3%	397	0.2%
Income Before Taxes on Income	16,446	9.7%	17,689	10.1%
Provision for Income Taxes	5,489	3.2%	6,691	3.8%
Net Income	$10,957	6.5%	$10,998	6.3%

Earnings Per Share of Common Stock:
Basic	$0.29		$0.29
Diluted	$0.29		$0.29

Average Number of Total Shares Outstanding:
Basic	37,428		37,609
Diluted	37,733		38,024

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2017	June 30, 2017
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$64,250	$62,882
Short-term investments	33,528	35,683
Receivables, net	54,262	53,909
Inventories	41,320	38,062
Prepaid expenses and other current assets	9,044	8,050
Assets held for sale	193	4,223
Property and Equipment, net	81,125	80,069
Intangible Assets, net	2,824	2,932
Deferred Tax Assets	16,415	14,487
Other Assets	13,033	13,450
Total Assets	$315,994	$313,747

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$26	$27
Accounts payable	46,388	44,730
Customer deposits	21,079	20,516
Sale-leaseback financing obligation	3,777	3,752
Dividends payable	2,703	2,296
Accrued expenses	43,654	49,018
Long-term debt, less current maturities	161	184
Other	16,191	17,020
Share Owners' Equity	182,015	176,204
Total Liabilities and Share Owners' Equity	$315,994	$313,747

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2017	2016
Net Cash Flow provided by Operating Activities	$7,025	$13,012
Net Cash Flow provided by (used for) Investing Activities	748	(7,761)
Net Cash Flow used for Financing Activities	(6,405)	(5,966)
Net Increase (Decrease) in Cash and Cash Equivalents	1,368	(715)
Cash and Cash Equivalents at Beginning of Period	62,882	47,576
Cash and Cash Equivalents at End of Period	$64,250	$46,861

Net Sales by End Market Vertical
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2017	2016	% Change
Commercial	$51.7	$50.5	2%
Education	30.5	26.6	15%
Finance	13.0	16.7	(22%)
Government	26.0	19.7	32%
Healthcare	18.0	22.6	(20%)
Hospitality	30.3	38.9	(22%)
Total Net Sales	$169.5	$175.0	(3%)

Orders Received by End Market Vertical
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2017	2016	% Change
Commercial	$49.6	$52.2	(5%)
Education	19.5	19.3	1%
Finance	16.3	19.0	(14%)
Government	25.5	19.9	28%
Healthcare	18.6	26.1	(29%)
Hospitality	34.6	40.7	(15%)
Total Orders Received	$164.1	$177.2	(7%)

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2017	2016
Interest Income	$234	$110
Interest Expense	(31)	(5)
Foreign Currency Gain (Loss)	17	(7)
Gain on Supplemental Employee Retirement Plan Investment	351	367
Other Non-Operating Expense	(82)	(68)
Other Income, net	$489	$397

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring
	Three Months Ended
	September 30,
	2017	2016
Operating Income, as reported	$15,957	$17,292
Pre-tax Restructuring Gain	0	(1,832)
Adjusted Operating Income	$15,957	$15,460

Net Income excluding Restructuring
	Three Months Ended
	September 30,
	2017	2016
Net Income, as reported	$10,957	$10,998
Pre-tax Restructuring Gain	0	(1,832)
Tax on Restructuring Gain	0	713
After-tax Restructuring Gain	0	(1,119)
Adjusted Net Income	$10,957	$9,879

Diluted Earnings Per Share excluding Restructuring
	Three Months Ended
	September 30,
	2017	2016
Diluted Earnings Per Share, as reported	$0.29	$0.29
After-tax Restructuring Gain	0.00	(0.03)
Adjusted Diluted Earnings Per Share	$0.29	$0.26

Return on Capital excluding Restructuring
	Three Months Ended
	September 30,
	2017	2016
Adjusted Operating Income — see non-GAAP reconciliation above	$15,957	$15,460
Median Effective Income Tax Rate for trailing four quarters	33.4%	37.2%
Median Income Tax Expense	5,330	5,751
Net Operating Profit After-Tax (NOPAT)	10,627	9,709
Average Capital *	183,073	152,572
Adjusted Return on Capital (annualized)	23.2%	25.5%
* Capital is defined as Total Equity plus Total Interest-Bearing Debt

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) excluding Restructuring
	Three Months Ended
	September 30,
	2017	2016
Net Income	$10,957	$10,998
Provision for Income Taxes	5,489	6,691
Income Before Taxes on Income	16,446	17,689
Interest Expense	31	5
Interest Income	(234)	(110)
Depreciation and Amortization	3,668	3,935
Pre-tax Restructuring Gain	0	(1,832)
Adjusted EBITDA	$19,911	$19,687